Exhibit 23.1

Consent of Independent Registered Public Accounting Firm

We consent to the incorporation by reference in the Registration Statement (Form S-8) pertaining to the 2015 Stock Incentive Plan, the 2018 Incentive Award Plan and the 2018 Employee Stock Purchase Plan of Evelo Biosciences, Inc. of our report dated March 05, 2018, except for Note 15a, as to which the date is April 13, 2018 and Note 15b, as to which the date is April 30, 2018, with respect to the consolidated financial statements of Evelo Biosciences, Inc. included in its Registration Statement, as amended (Form S-1 Reg. No. 333-224278) and related Prospectus filed with the Securities and Exchange Commission.

/s/ Ernst & Young LLP

Boston, Massachusetts

May 10, 2018